Exhibit 99.1

NEWS RELEASE
	Contacts:	Union Drilling, Inc. Christopher D. Strong, CEO 817-735-8793

FOR IMMEDIATE RELEASE		DRG&E
Ken Dennard / Ben Burnham
713-529-6600

UNION DRILLING REPORTS

2009 THIRD QUARTER RESULTS

FORT WORTH, TX – November 2, 2009 – Union Drilling, Inc. (NASDAQ: UDRL) announced today financial and operating results for the three and nine months ended September 30, 2009.

Revenues for the third quarter of 2009 were $35.2 million compared to $82.4 million in the third quarter of 2008. Union Drilling reported a net loss of $4.0 million for the quarter, or $0.17 per share, compared to net income of $5.9 million, or $0.27 per diluted share, during the third quarter of 2008.

EBITDA for the third quarter of 2009 totaled $6.8 million compared to $22.6 million reported in the same period last year. For additional information regarding EBITDA as a non-GAAP financial measure, please refer to the disclosures contained at the end of this release.

Christopher D. Strong, Union Drilling’s President and Chief Executive Officer, commented, “Union Drilling continues to operate as efficiently as possible given the challenging industry environment. We have aggressively cut costs, enabling the Company to generate positive cash flow and pay down debt. As a result, I’m pleased to report that our debt-to-capital ratio was below 5% as of September 30th. Operationally, utilization appears to have bottomed in July, and we expect it to continue to rise in the fourth quarter. However, the current pricing environment means that an increase in utilization is unlikely to produce any near-term increase in earnings.”

Operating Statistics

Union Drilling’s average marketed rig utilization for the third quarter was 30.6%, down from 73.8% in the same period last year. Revenue days totaled 2,000 compared to 4,823 for the third quarter of 2008. Average revenue per revenue day was $17,592 for the third quarter of 2009, compared to $17,093 last year. The increase for 2009 reflects $428 per day related to 2 rigs that are on stand-by as well as decreased utilization in our smaller rigs which earn a smaller dayrate. Operating expenses for the quarter totaled $22.3 million, or $11,167 per revenue day, compared to $52.5 million, or $10,879 per day, in the same period in 2008. Drilling margins totaled $12.9 million, or 37% of revenues, for the third quarter of 2009 versus $30.0 million, or 36% of revenues, in the third quarter of 2008. Average drilling margin per revenue day during the third quarter was $6,425 in 2009 versus $6,214 in the prior year period. For additional information regarding drilling margin as a non-GAAP financial measure, please refer to the disclosures contained at the end of this release.

2009 Year-To-Date Results

For the nine months ended September 30, 2009, Union Drilling reported a net loss of $9.1 million, or $0.43 per share, on revenues of $128.4 million, compared to net income of $11.5 million, or $0.52 per diluted share, on revenues of $221.9 million for the same period in 2008. The net loss for the first nine months of 2009 includes $2.9 million, or $0.14 per diluted share, of non-cash charges for asset impairments. Year-to-date 2009 EBITDA was $26.1 million, excluding the non-cash impairment charge, compared to $54.1 million in 2008.

Drilling margin for the first nine months of 2009 totaled $45.7 million, or 36% of revenues, compared to $77.1 million, or 35% of revenues for the same period last year. The Company totaled 7,282 revenue days on 37.6% utilization year to date in 2009 versus 13,004 revenue days on 66.8% utilization last year. Revenue and drilling margin averaged $17,626 and $6,275 respectively per revenue day in 2009 compared to $17,064 and $5,926 during the same period in 2008.

Conference Call

Union Drilling’s management team will be holding a conference call on Tuesday, November 3, 2009, at 10:30 a.m. Eastern time. To participate in the call, dial (480) 629-9773 ten minutes before the conference call begins and ask for the Union Drilling conference call. To listen to the live call on the Internet, please visit Union Drilling’s website fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a telephonic replay will be available through November 10, 2009 and may be accessed by calling (303) 590-3030 and using the pass code 4175170. Also, an archive of the webcast will be available after the call for a period of 60 days on the “Investor Relations” section of the Company’s website at www.uniondrilling.com.

About Union Drilling

Union Drilling, Inc., headquartered in Fort Worth, Texas, provides contract land drilling services and equipment, primarily to natural gas producers, in the United States. Union Drilling currently owns and markets 71 rigs and specializes in unconventional drilling techniques.

UDRL-E

This press release contains various forward-looking statements and information that are based on management’s belief as well as assumptions made by and information currently available to management. Forward-looking information includes statements regarding the Company’s anticipated growth, demand from the Company’s customers, capital spending by oil and gas companies and the Company’s expectations regarding its new rigs and the U. S. land drilling sector. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions and industry trends; the continued strength or weakness of the contract land drilling industry in the geographic areas where the Company operates; decisions about onshore exploration and development projects to be made by oil and gas companies; the highly competitive nature of the contract land drilling business; the Company’s future financial performance, including availability, terms and deployment of capital; the continued availability of qualified personnel; and changes in governmental regulations, including those relating to workplace safety and the environment. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in the Company’s public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K.

Union Drilling, Inc.

Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues
Total revenues	$35,184	$82,439	$128,353	$221,906

Cost and expenses
Operating expenses	22,334	52,471	82,657	144,840
Depreciation and amortization	12,191	11,590	35,643	33,254
Impairment charge	-	-	2,929	-
General and administrative	5,825	8,593	19,606	23,347

Total cost and expenses	40,350	72,654	140,835	201,441

Operating (loss) income	(5,166)	9,785	(12,482)	20,465

Interest expense	(189)	(172)	(558)	(672)
(Loss) gain on disposal of assets	(209)	1,169	(98)	255
Other income	32	62	98	151

(Loss) income before income taxes	(5,532)	10,844	(13,040)	20,199

Income tax (benefit) expense	(1,560)	4,897	(3,897)	8,734

Net (loss) income	$(3,972)	$5,947	$(9,143)	$11,465

(Loss) earnings per common share:
Basic	$(0.17)	$0.27	$(0.43)	$0.52

Diluted	$(0.17)	$0.27	$(0.43)	$0.52

Weighted-average common shares outstanding:
Basic	23,123,103	22,022,664	21,349,931	22,001,947

Diluted	23,123,103	22,120,262	21,349,931	22,143,461

Union Drilling, Inc.

Operating Statistics

(in thousands, except day and per day data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Revenues	$35,184	$82,439	$128,353	$221,906
Operating expenses	$22,334	$52,471	$82,657	$144,840
Drilling margins	$12,850	$29,968	$45,696	$77,066

Revenue days	2,000	4,823	7,282	13,004
Marketed rig utilization	30.6%	73.8%	37.6%	66.8%

Revenue per revenue day	$17,592	$17,093	$17,626	$17,064
Operating expenses per revenue day	$11,167	$10,879	$11,351	$11,138
Drilling margin per revenue day	$6,425	$6,214	$6,275	$5,926

Union Drilling, Inc.

Balance Sheets

(in thousands, except share and per share data)

	September 30, 2009	December 31, 2008
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$15	$406
Accounts receivable (net of allowance for doubtful accounts of $1,381 and $1,495 at September 30, 2009 and December 31, 2008, respectively)	18,105	44,712
Inventories	2,108	1,536
Income tax recoverable	4,234	7,607
Prepaid expenses, deposits and other receivables	1,738	4,010
Deferred taxes	126	406

Total current assets	26,326	58,677
Intangible assets (net of accumulated amortization of $543 and $412 at September 30, 2009 and December 31, 2008, respectively)	1,657	1,788
Property, buildings and equipment (net of accumulated depreciation of $181,755 and $145,315 at September 30, 2009 and December 31, 2008, respectively)	260,584	275,757
Other assets	253	383

Total assets	$288,820	$336,605

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$5,639	$25,361
Current portion of notes payable for equipment	548	3,126
Current portion of customer advances	-	484
Accrued expense and other liabilities	5,914	9,127

Total current liabilities	12,101	38,098
Revolving credit facility	9,967	42,645
Long-term notes payable for equipment	168	1,974
Deferred taxes	47,872	48,633
Customer advances and other long-term liabilities	133	542

Total liabilities	70,241	131,892
Stockholders’ equity:
Common stock, par value $.01 per share; 75,000,000 shares authorized; 25,123,103 shares and 22,024,381 shares issued at September 30, 2009 and December 31, 2008, respectively	251	220
Additional paid in capital	168,654	141,113
Retained earnings	60,137	69,280
Treasury stock; 2,000,000 shares and 1,714,818 shares at September 30, 2009 and December 31, 2008, respectively	(10,463)	(8,900)

Total stockholders’ equity	218,579	201,713

Total liabilities and stockholders’ equity	$288,820	$333,605

EBITDA is earnings before net interest, income taxes, depreciation and amortization and non-cash impairment. The Company believes EBITDA is a useful measure of evaluating its financial performance because it is used by external users, such as investors, commercial banks, research analysts and others, to assess: (1) the financial performance of Union Drilling’s assets without regard to financing methods, capital structure or historical cost basis, (2) the ability of Union Drilling’s assets to generate cash sufficient to pay interest costs and support its indebtedness, and (3) Union Drilling’s operating performance and return on capital as compared to those of other entities in our industry, without regard to financing or capital structure. EBITDA is not a measure of financial performance under generally accepted accounting principles. However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies. A reconciliation of EBITDA to net earnings is included below. EBITDA as presented may not be comparable to other similarly titled measures reported by other companies.

Union Drilling, Inc.

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Calculation of EBITDA:
Net (loss) income	$(3,972)	$5,947	$(9,143)	$11,465
Impairment charge	-	-	2,929	-

Net (loss) income excluding impairment charge	(3,972)	5,947	(6,214)	11,465
Interest expense	189	172	558	672
Income tax (benefit) expense	(1,560)	4,897	(3,897)	8,734
Depreciation and amortization	12,191	11,590	35,643	33,254

EBITDA	$6,848	$22,606	$26,090	$54,125

Drilling margin represents contract drilling revenues less contract drilling costs. Union Drilling believes that drilling margin is a useful measure for evaluating its financial performance, although it is not a measure of financial performance under generally accepted accounting principles. However, drilling margin is a common measure of operating performance used by investors, financial analysts, rating agencies and Union Drilling’s management. A reconciliation of drilling margin to operating income is included below. Drilling margin as presented may not be comparable to other similarly titled measures reported by other companies.

Union Drilling, Inc.

(in thousands, except day and per day data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Calculation of drilling margin:
Operating (loss) income	$(5,166)	$9,785	$(12,482)	$20,465
Depreciation and amortization	12,191	11,590	35,643	33,254
Impairment charge	-	-	2,929	-
General and administrative	5,825	8,593	19,606	23,347

Drilling margin	$12,850	$29,968	$45,696	$77,066

Revenue days	2,000	4,823	7,282	13,004

Drilling margin per revenue day	$6,425	$6,214	$6,275	$5,926